UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2011

Family Dollar Stores, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-6807	56-0942963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 1017, 10401 Monroe Road Charlotte, North Carolina		28201-1017
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (704) 847-6961

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 17, 2011, Family Dollar Stores, Inc. (the “Company”) entered into a new five-year Credit Agreement dated as of August 17, 2011 (the “$300 Million Credit Facility”), by and among the Company as Borrower, Wells Fargo Bank, National Association (“Wells Fargo”) as Administrative Agent and the lenders party thereto and entered into a First Amendment dated as of August 17, 2011 (the “First Amendment”), to the existing four-year Credit Agreement dated as of November 17, 2010 (as so amended, the “$400 Million Credit Facility”) by and among the Company as Borrower, Wells Fargo as Administrative Agent and the lenders party thereto. These measures improve the Company’s liquidity profile by increasing the borrowing capacity and extending the maturity of the committed credit facilities available to the Company. Additionally, the First Amendment reduces the overall cost to the Company associated with such borrowings.

The Company concurrently terminated the $200 million Credit Facility dated as of August 24, 2006 (the “$200 Million Credit Facility”) by and among the Company as Borrower, Wells Fargo (as successor to Wachovia Bank, National Association) as Administrative Agent and the lenders party thereto.

The $300 Million Credit Facility

The $300 Million Credit Facility provides for revolving loans, swingline loans and letters of credit up to an aggregate of $300 million. Proceeds may be used for any general corporate purpose. Revolving loans under the $300 Million Credit Facility will bear interest at either LIBOR or Base Rate (as defined in the $300 Million Credit Facility), at the Company’s option, plus a margin that varies depending on the Company’s Consolidated Leverage Ratio (as defined in the $300 Million Credit Facility). The $300 Million Credit Facility provides for covenants substantially similar to those in the $400 Million Credit Facility, including without limitation: (a) limitations on secured borrowing, (b) a limitation on Priority Debt (as defined in the $300 Million Credit Facility, which generally includes debt and guarantees of the Company’s subsidiaries) to 10% of Consolidated Net Worth (as defined in the $300 Million Credit Facility), (c) a covenant not to permit the Consolidated Leverage Ratio (as defined in the $300 Million Credit Facility) as of any fiscal quarter end to exceed 50%, and (d) a covenant not to permit the Consolidated Fixed Charge Coverage Ratio (as defined in the $300 Million Credit Facility) as of any fiscal quarter end to be less than 2.00 to 1.00.

The $300 Million Credit Facility matures on August 17, 2016, with two one-year extension options. Any extension of the maturity date will be binding only on consenting lenders and only if lenders holding more than 50% of the aggregate commitments consent. The Company also has the right to request an increase of the aggregate commitment, with consent of the lender providing such increase, of up to an additional $100 million under the $300 Million Credit Facility.

A copy of the $300 Million Credit Facility will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending August 27, 2011. The Company did not make a drawing on the $300 Million Credit Facility upon the closing of the facility. $138 million in letters of credit outstanding under the $200 Million Credit Facility were transferred to the $300 Million Credit Facility upon the closing of the facility.

Amendment to Existing $400 Million Credit Facility

The First Amendment, among other things, reduced the rate of interest applicable to revolving loans under the $400 Million Credit Facility. Such loans will bear interest at either LIBOR or Base Rate (as defined in the $400 Million Credit Facility), at the Company’s option, plus a margin that varies depending on the Company’s Consolidated Leverage Ratio (as defined in the $400 Million Credit Facility).

A copy of the First Amendment will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending August 27, 2011. The $400 Million Credit Facility was previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 27, 2010.

The lenders and other parties under the above described credit facilities and/or their respective affiliates have performed, and may in the future perform, various commercial banking and financial advisory services for the Company and its subsidiaries for which they have received, and may receive, customary fees and expenses.

Item 1.02.	Termination of a Material Definitive Agreement.

On August 17, 2011, the Company as Borrower, and Wells Fargo (as successor to Wachovia Bank, National Association) agreed to terminate the $200 Million Credit Facility, effective immediately. The $200 Million Credit Facility was scheduled to mature on August 24, 2011. There were no outstanding drawings under the $200 Million Credit Facility but the Company transferred $138 million in letters of credit outstanding under the $200 Million Credit Facility to the $300 Million Credit Facility.

Item 2.03.	Creation of Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMILY DOLLAR STORES, INC.
(Registrant)

Date: August 19, 2011	By:	/s/ James C. Snyder, Jr.
James C. Snyder, Jr.
Senior Vice President, General Counsel and Secretary